As filed with the Securities and Exchange Commission on May 15, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Bioceres Crop Solutions Corp.
(Exact name of registrant as specified in its charter)

The Cayman Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

Ocampo 210 bis, Predio CCT, Rosario
Province of Santa Fe, Argentina
(Address of principal executive offices) (Zip code)

2023 Omnibus Equity Incentive Plan

(Full title of the plan)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Matthew S. Poulter, Esq. Andrew Gaines, Esq. Pierre-Emmanuel Perais, Esq. Linklaters LLP 1290 Avenue of the Americas New York, NY 10104 Phone: (212) 903-9000 Fax: (212) 903-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerate filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Registration of Additional Ordinary Shares. This registration statement on Form S-8 is being filed by Bioceres Crop Solutions Corp. (the “Registrant”, the “Company”, “BIOX” or “we”) for the purpose of registering 1.7 million ordinary shares of the Company, par value $0.0001 per share (the “Ordinary Shares”), initially issuable under the 2023 Omnibus Equity Incentive Plan (the “2023 Plan”).

On May 12, 2023, the board of directors of the Company approved the 2023 Omnibus Equity Incentive Plan, which amends and restates in its entirety (i) the Employee Stock Purchase Plan, (ii) the Equity Compensation Plan, (iii) the Employee Stock Option Plan, (iv) the Stand Alone Stock Option Grant to Kyle Bransfield, (v) the Stand Alone Stock Option Grant to Carlos Ivan Camargo de Colon, (vi) the Stand Alone Stock Option Grant to Gloria Montaron Estrada, (vii) the Stand Alone Stock Option Grant to Ari Freisinger, (viii) the Stand Alone Stock Option Grant to Enrique Lopez Lecube, (ix) the Stand Alone Stock Option Grant to Federico Trucco, (x) the Stand Alone Stock Option Grant to Jorge Wagner, (xi) the Stand Alone Stock Option Grant to Geronimo Watson, and (xii) the Stand Alone Stock Option Grant to Natalia Zang.

Incorporation by Reference. This Registration Statement is filed pursuant to General Instruction E to Form S-8.  The contents of the Registration Statements on Form S-8 (File No. 333-255635) are incorporated herein by reference and made a part hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

This registration statement incorporates important business and financial information about that is not included in or delivered with the registration statement. The Commission allows us to “incorporate by reference” information filed with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and certain later information that we file with the Commission will automatically update and supersede this information.

This document incorporates by reference the following documents that have previously been filed with the Commission by us:

●	our annual report on Form 20-F (File No. 001-38405) for the year ended June 30, 2022, filed with the Commission on October 28, 2022;

●	the description of the Company’s Ordinary Shares contained in our Registration Statement on Form F-3 (File No. 333-249770) filed with the Commission on October 30, 2020 under the Exchange Act, including any amendment or report filed for the purpose of updating such description;

●	our Report on Form 6-K (File No. 001-38836), furnished to the SEC on November 2, 2022, relating to our 2022 Annual Shareholders’ Meeting;

●	our Report on Form 6-K (File No. 001-38836), furnished to the SEC on February 9, 2023, relating to the US$26.5 million public offering of Series VIII corporate bonds by Rizobacter Argentina S.A.;

●	our Report on Form 6-K (File No. 001-38836), furnished to the SEC on February 28, 2023, containing our unaudited interim condensed consolidated financial statements as of December 31, 2022 and June 30, 2022, and for the three-and six-month periods ended December 31, 2022 and 2021;

●	our Report on Form 6-K (File No. 001-38836), furnished to the SEC on March 27, 2023, containing our unaudited pro forma condensed combined financial information for the six-month period ended December 31, 2022; and

●	the Amended and Restated Memorandum and Articles of Association of Bioceres Crop Solutions Corp. (filed with the Commission as Exhibit 3.1 to Amendment No.1 to BIOX’s registration statement on Form F-1 (File No. 333-231883), filed with the Commission on July 12, 2019).

This document incorporates by reference the following documents that have previously been filed with the Commission by Pro Farm Group, Inc. (formerly Marrone Bio Innovations, Inc.) (“Pro Farm”):

●	Items 1A, 7 and 9A of the Pro Farm annual report on Form 10-K (File No. 001-36030) for the year ended December 31, 2021, filed with the Commission on March 30, 2022; and

●	the Pro Farm annual report on Form 10-K/A No. 2 (File No. 001-36030) for the year ended December 31, 2021, filed with the Commission on May 9, 2022, which contains audited financial statements for Pro Farm as of and for the years ended December 31, 2021 and 2020.

All other reports and documents subsequently filed (but not furnished) by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information subsequently furnished on Form 6-K be deemed incorporated herein by reference unless such Form 6-K expressly provides to the contrary.

Item 8.	Exhibits.

Exhibit No.		Description
5.1	*	Opinion of Maples and Calder (Cayman) LLP.
23.1	*	Consent of Price Waterhouse & Co. S.R.L., independent registered public accounting firm, with respect to Bioceres Crop Solutions Corp.’s consolidated financial statements.
23.2	*	Consent of Marcum LLP, independent registered public accounting firm, with respect to Pro Farm’s consolidated financial statements.
23.3	*	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1).
99.1	*	2023 Omnibus Equity Incentive Plan.
107	*	Filing Fee Table

Note:—
*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Rosario, Argentina, on this 15 day of May, 2023.

Bioceres Crop Solutions Corp.

By:	/s/ Federico Trucco
Name: Federico Trucco
Title: Chief Executive Officer and Executive Director

POWER OF ATTORNEY

We, the undersigned directors and officers of Bioceres Crop Solutions Corp., hereby severally constitute and appoint Federico Trucco and Gloria Montaron Estrada each of them singly, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statements pursuant to Rule 462 of the United States Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Federico Trucco		May 15, 2023
Federico Trucco	Chief Executive Officer and Executive Director
(Principal Executive Officer)

/s/ Enrique Lopez Lecube		May 15, 2023
Enrique Lopez Lecube	Chief Financial Officer and Executive Director
(Principal Financial Officer)

/s/ Gloria Montaron Estrada		May 15, 2023
Gloria Montaron Estrada	Non-Executive Director

/s/ Natalia Zang		May 15, 2023
Natalia Zang	Non-Executive Director

/s/ Ari Freisinger		May 15, 2023
Ari Freisinger	Non-Executive Director

/s/ Keith McGovern		May 15, 2023
Keith McGovern	Non-Executive Director

/s/ Yogesh Mago		May 15, 2023
Yogesh Mago	Non-Executive Director

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Bioceres Crop Solutions Corp., has signed this registration statement on this 15 day of May, 2023.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President on behalf of Cogency Global Inc.